Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of March, 2021, by and between CatchMark Timber Trust, Inc., a Maryland corporation (the “REIT”), CTT Employee, LLC, a Delaware limited liability company and indirect subsidiary of the REIT (“CTT Employee” and, together with the REIT and each of their respective successors and assigns, the “Company”) and Brian M. Davis (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

WHEREAS, the REIT and Executive previously entered into that certain Employment Agreement, dated October 30, 2013, as amended by that certain: (a) First Amendment to Employment Agreement, dated December 31, 2018; and (b) Second Amendment to Employment Agreement, dated December 19, 2019 (as so amended, the “Original Agreement”);

WHEREAS, the REIT and Executive desire to amend and restate the Original Agreement in its entirety in the manner hereinafter set forth, including adding CTT Employee as party thereto;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Effective Date and Term. Upon the terms and subject to the conditions set forth in this Agreement, CTT Employee hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on December 31, 2020, at 5:30 p.m. Eastern time (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 5 hereof, ending on December 31, 2023 (the “Term”). Upon expiration of the Term, this Agreement shall automatically renew for one (1) additional one (1)-year period until December 31, 2024 (the “Renewal Period”), unless either Executive or the Company notifies the other in writing at least ninety (90) days prior to the end of the Term that the Agreement shall not be renewed. If this Agreement is renewed in accordance with this Section, then the Renewal Period shall be included in the definition of “Term” for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section or if the Renewal Period expires, then this Agreement will be of no further force and effect, with the exception of Sections 6, 7(c), and 9 through 18 (and any other provisions of this Agreement necessary for the interpretation or enforcement of the surviving Sections), which shall survive the expiration of the Term and continue to be in full force and effect in accordance with their terms.

2.Employment. Executive currently serves, and will serve under this Agreement, as the Chief Executive Officer (“CEO”) and President of the REIT. In his capacity as CEO and President of the REIT, Executive shall have all duties, responsibilities and authorities normally exercised by the CEO and President of an enterprise of the Company’s size and nature, and such other duties, responsibilities and authorities, consistent with the foregoing, as may reasonably be assigned to him by the Board of Directors of the REIT

Exhibit 10.1
(the “Board”). At the request of the Board, Executive shall also serve as an officer, director, manager or other representative with respect to any subsidiary, affiliate or joint venture of the Company (each, a “Subsidiary”) consistent with Executive’s positions with the REIT. Executive shall serve as a member of the Board (subject to Executive’s election as a member of the Board for subsequent terms) and, at the request of the Board, as a member of the board of directors (or equivalent) of any Subsidiary, without additional compensation. In his capacity as CEO and President of the REIT, Executive will report directly to the Board.

3.Extent of Service. During the Term, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to: (a) devote substantially all of his business effort, time, energy and skill to fulfill his employment duties; (b) faithfully, loyally and diligently perform such duties, subject to the control and supervision of the Board; and (c) diligently follow and implement all lawful management policies and decisions of the Company that are communicated to Executive. During the Term, it shall not be a violation of this Agreement for Executive to: (i) serve on corporate, civic or charitable boards or committees; or (ii) manage personal investments and affairs, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities under this Agreement and do not give rise to any conflict of interest with the Company or its affiliates. Executive shall perform his duties at the principal executive office of the Company.

4.Compensation and Benefits.

a.Base Salary. During the Term, CTT Employee will pay to Executive base salary at the rate of U.S. $500,000.00 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under CTT Employee’s payroll practices for its executives from time to time. The Compensation Committee (the “Compensation Committee”) of the Board shall review Executive’s Base Salary annually and may increase or, but only with Executive’s written consent, decrease Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

b.Annual Bonus. For each calendar year during the Term that Executive is employed by CTT Employee, Executive shall be eligible to earn an annual cash bonus (each, an “Annual Bonus”). Executive’s target Annual Bonus for any calendar year shall be an amount equal to at least sixty percent (60%) of Executive’s Base Salary (the “Target Bonus”); provided that, during the Term, the Compensation Committee may, in its discretion, increase or, but only with Executive’s written consent, decrease Executive’s Target Bonus with respect to any calendar year. The Compensation Committee will establish corporate and/or individual performance goals for each calendar year, in consultation with Executive, which will determine the amount of Executive’s actual Annual Bonus earned for such year, subject to reasonable upward or downward adjustment by the Compensation Committee. Executive’s actual Annual Bonus for any calendar year may be less than or greater than the Target Bonus, depending on the degree

Exhibit 10.1
to which the applicable performance goals for such year were achieved as reasonably determined by the Compensation Committee and (except as otherwise provided in Section 5 below) subject to reasonable upward or downward adjustment by the Compensation Committee. The Annual Bonus shall be paid to Executive on the date annual bonuses are paid to Peer Executives (as defined below), but in no event later than March 15 of the calendar year following the year for which the Annual Bonus was earned. Except as otherwise provided in Section 5 below, Executive shall only be entitled to receive an Annual Bonus with respect to a calendar year if Executive remains employed by the Company through the date the Annual Bonus is paid or is due to be paid. In addition to the Annual Bonus, Executive shall be eligible to participate in any other bonus plans, practices, policies and programs available to senior executive officers of the Company (“Peer Executives”), and on at least the same basis as such Peer Executives; provided however, that this sentence shall not obligate the Company to establish any such bonus plans, policies or programs or limit the ability of the Company to amend, modify or terminate any such bonus plans, policies or programs at any time and from time to time.

c.Incentive and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive and retirement plans, practices, policies and programs available to Peer Executives, and on at least the same basis as such Peer Executives, provided that nothing herein shall limit the ability of the Company to amend, modify or terminate any such plans, practices, policies or programs at any time and from time to time. Without limiting the foregoing, during the Term, Executive shall be eligible for additional annual stock-based (or similar) awards under the CatchMark Timber Trust, Inc. 2017 Incentive Plan, as such plan may be amended from time to time (together with any successor plan, the “LTIP”), on such terms as the Compensation Committee shall determine in its sole discretion, with a target date-of-grant value equal to one hundred and eighty-five percent (185%) of Executive’s then Base Salary or such other amount as shall be determined by the Compensation Committee each year in its sole discretion. Nothing herein requires the Board or the Compensation Committee to make additional grants of stock-based awards in any year.

d.Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be entitled to participate in the welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent available to other Peer Executives and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such plans, practices, policies or programs at any time and from time to time.

e.Expenses. Executive shall be entitled to receive prompt reimbursement for all expenses reasonably incurred by Executive during the Term in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to at least the extent

Exhibit 10.1
available to other Peer Executives with respect to travel and other business expenses.

f.Prior Service. Executive’s prior service with Wells Real Estate Funds shall count as credited service for purposes of calculating benefits under any Company benefit plan and/or any benefits described in this Agreement.

g.Vacation. During the Term, Executive is entitled to the maximum amount of paid vacation days per calendar year allowed by the Company’s policies and practices as well as all holidays observed by the Company; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such policies and practices at any time and from time to time. Executive’s vacation time may be increased at the discretion of the Board.

5.Termination of Employment.

a.Death or Disability.

i.Executive’s employment shall terminate automatically upon Executive’s death.

ii.If a Disability (as defined below) of Executive has occurred during the Term, then the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” shall mean the inability of Executive, as reasonably determined by the Board to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be effective only if certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company.

b.Termination by Company. The Company may terminate Executive’s employment during the Term with or without Cause immediately on written notice to Executive, provided that, in order for any termination of Executive’s employment to constitute a termination for Cause: (1) the Board must, in the case of claims of Cause not based on clauses (ii), (iii) or (vi) below, deliver to Executive prior written notice of the circumstances alleged to constitute Cause and, if such circumstances are correctable, provide him an opportunity of not less than ten (10) days to correct such circumstances; and (2) in the case of any claim of Cause, Executive’s Date of Termination (as defined below) must occur within a period of

Exhibit 10.1
one hundred and fifty-five (155) days after the Board has clear notice of the circumstances alleged to constitute Cause. For purposes of this Agreement, “Cause” shall mean:

i.willful and repeated failure by Executive to undertake good faith efforts to perform his duties and responsibilities under this Agreement as reasonably directed by the Board. Notwithstanding anything to the contrary set forth in this subsection, and for purposes of clarity, Executive’s failure to meet any performance standards or expectations shall not constitute Cause;

ii.Executive’s: (A) theft, fraud or embezzlement from the Company or its Subsidiaries; (B) intentional falsification of any employment or Company records; or (C) willful misconduct, for personal profit, in connection with his duties for the Company and its Subsidiaries;

iii.conviction of Executive of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, whether or not such felony or crime is connected with the business of the Company;

iv.Executive’s willful and material breach of his fiduciary duties to the Company or its Subsidiaries;

v.Executive’s willful and material failure to abide by the Company’s code of conduct, code of ethics, or other employment or corporate governance policies;

vi.Executive’s willful and material violation of law in connection with performing or failing to perform his duties for the Company and its subsidiaries; or

vii.any other willful and material breach of this Agreement by Executive.

c.Termination by Executive. Executive’s employment may be terminated by Executive with or without Good Reason by delivering a Notice of Termination (as defined below) to the Company at least thirty (30) days prior to the desired Date of Termination (as defined below) (with the thirty (30)-day period to be referred to as the “Notice Period”). A termination by Executive shall not constitute termination with Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the event (or events) deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the Executive first learns of the occurrence of such event(s)) (the “Good Reason Notice”), and the Company has not corrected, rescinded or otherwise cured the event(s) supporting termination for Good Reason as identified by Executive within thirty (30) days following its receipt of such Good Reason Notice. For the avoidance of doubt, a termination of Executive’s employment due to death or Disability shall not constitute a termination with Good Reason. Executive’s Date of Termination with Good Reason must occur

Exhibit 10.1
within one hundred and fifty-five (155) days after the Executive learns of the event(s) on which his claim of Good Reason is based. During the Notice Period, and at the sole discretion of the Company, Executive may be required to assist the Company with identifying a successor and in transitioning his duties and responsibilities to that successor. Moreover, during the Notice Period, and at the sole discretion of the Company, Executive may be relieved of all duties and/or prohibited from physically working at the offices of the Company. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior written consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties or responsibilities or the failure to nominate Executive for election to the Board; (iii) the relocation of the Company’s principal executive office to a location that is more than fifty (50) miles from the location of the Company’s principal executive office on the Effective Date; or (iv) any willful and material breach by the Company or any of its affiliates of any material obligation to Executive under this Agreement, or relating to any of his incentive awards.

d.The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. Section 1.409A-1(n)(2).

e.Notice of Termination. Any termination by Executive or the Company (other than a termination due to expiration of the Term or Executive’s death) shall be communicated by Notice of Termination to Executive or the Company, as applicable, given in accordance with Section 18(e) of this Agreement. A “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination. The Company may not subsequently assert a new basis for Cause that was not asserted in the Notice of Termination; provided, however, that, in connection with any dispute relating to the termination of Executive’s employment, the Company may rely on evidence obtained after the Date of Termination that further supports any specific basis for Cause that was included in the Notice of Termination. “Date of Termination” means: (A) if Executive’s employment hereunder is terminated other than by reason of death, Disability, or expiration of the Term, then the date on which all notice obligations have been satisfied, or any later date specified therein; (B) if Executive’s employment hereunder is terminated by reason of death or Disability, then the Date of Termination will be the date of death or the Disability Effective Date, as the case may be; or (C) if Executive’s employment hereunder is terminated due to the expiration of the Term, the date that the Term expires.

6.Obligations of the Company upon Termination.

Exhibit 10.1
a.Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability. During the Term, if Executive terminates employment for Good Reason or the Company terminates Executive’s employment other than for Cause, death or Disability, then:

i.CTT Employee shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination, the exact payment date to be determined by the Company, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Salary”);

ii.CTT Employee shall pay to Executive an amount equal to: (A) two (2) times the sum of: (1) Executive’s then current Base Salary (disregarding any decrease not permitted by this Agreement); and (2) the Target Bonus for the calendar year which includes the Date of Termination (again disregarding any decrease not permitted by this Agreement), if such termination occurs outside the Change in Control Period (as defined herein); or (B) three (3) times the sum of: (1) Executive’s then current Base Salary (again disregarding any decrease not permitted by this Agreement); and (2) the Target Bonus for the calendar year which includes the Date of Termination (again disregarding any decrease not permitted by this Agreement), if such termination occurs during the Change in Control Period (in either case, such sum, the “Severance Amount”). Subject to Section 13 hereof: (A) if such termination occurs outside the Change in Control Period, then the Severance Amount shall be paid in approximately equal monthly installments during the twenty-four (24)-month period following the Date of Termination, commencing on the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 6(a)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; and (B) if such termination occurs during the Change in Control Period, then the Severance Amount shall be paid in a single lump sum on first (1st) business day that coincides with, or next follows, the sixtieth (60th) day following the Date of Termination. For purposes of this Agreement, the “Change in Control Period” means the period beginning one-hundred twenty (120) days prior to a Change in Control (as defined in the LTIP) and ending three hundred sixty-five (365) days after such Change in Control;

iii.any Annual Bonus earned but unpaid as of the Date of Termination for any completed calendar year, which Annual Bonus shall be determined and paid in accordance with Section 4(b) of this Agreement, but without any discretionary reduction;

iv.a payment (without duplication of any payment under Section 6(a)(iii)) equal to the product of: (A) the Annual Bonus, if any, that Executive would have earned for the calendar year which includes the Date of

Exhibit 10.1
Termination (as determined in accordance with Section 4(b)) based on the degree to which the applicable Company-wide performance goals for such year are actually achieved, with any other performance goals deemed achieved at the target level, and without any discretionary reduction; and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year which includes the Date of Termination and the denominator of which is three hundred sixty-five (365), which amount shall be paid in accordance with Section 4(b) of this Agreement;

v.if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for eighteen (18) months following the Date of Termination (the “COBRA Reimbursement Period”), CTT Employee shall pay to Executive monthly payments of an amount equal to the excess of the COBRA cost of such coverage over the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that: (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer, then CTT Employee’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one (1) calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) Executive’s rights pursuant to this Section 6(a)(v) shall not be subject to liquidation or exchange for another benefit; and (G) any obligation of CTT Employee to make such payments shall cease upon Executive’s breach of any of his obligations set forth in Section 7 hereof;

vi.as of the Date of Termination, the restrictions on any outstanding equity-based and other awards held by Executive that expire solely based on Executive’s continuous service with the Company, if any, shall expire, and any outstanding equity-based and other awards held by Executive that vest solely based on Executive’s continuous service with the Company shall immediately become fully vested and (if applicable) exercisable;

Exhibit 10.1

vii.the portion of any equity-based or other award held by Executive that is, or becomes, exercisable as of the Date of Termination, if any, shall remain exercisable by Executive through the end of the maximum term of such award (without any reduction of such term due to the termination of Executive’s employment);

viii.outstanding equity-based and other awards, other than those described in Section 6(a)(vi) above, held by Executive as of the Date of Termination, if any, shall vest and (if applicable) become exercisable, and any restrictions shall expire, as provided in the award documents governing such outstanding awards; and

ix.to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided, or which Executive is eligible to receive, under any plan, program, policy, practice, contract or agreement of the Company or any of its affiliates (“Company Arrangement”) and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with the Company’s then current policy regarding accrual and payment for unused vacation pay) (such amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, the Company shall be obligated to provide the payments and benefits described in clauses (ii) - (viii) of this Section 6(a) (the “Severance Benefits”) only if: (A) within forty-five (45) days after the Date of Termination Executive shall have executed a general release in the form attached hereto as Exhibit A (the “General Release”) and such General Release shall not have been revoked within the revocation period specified in the General Release; and (B) with respect to payments and benefits not already provided (or due to be provided), Executive has not materially breached his material obligations under Section 7, or if Executive has materially breached such material obligations, such breach has been cured, if curable, within ten (10) days after the Executive received notice from the Company describing the breach in reasonable detail and requesting cure.

a.Death or Disability. If Executive’s employment is terminated by the Company by reason of Executive’s death or Disability during the Term, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary, the benefits described in Sections 6(a)(iii) and 6(a)(iv), and the timely payment or provision of the Other Benefits. Accrued Salary shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 6(b) shall include, without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to

Exhibit 10.1
Executive on the Date of Termination. In addition, if Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, the restrictions on any outstanding equity-based or other awards held by Executive that expire solely based on Executive’s continuous service with the Company, if any, shall expire, and any other outstanding equity-based or other awards held by Executive that vest solely based on Executive’s continuous service with the Company shall immediately become fully vested and (if applicable) exercisable, as of the Date of Termination. Other outstanding equity-based and other awards held by Executive as of the Date of Termination, if any, shall vest and (if applicable) become exercisable, and any restrictions shall expire, as provided in the award documents governing such awards.

b.Termination by the Company for Cause; Resignation by Executive Other than for Good Reason. If the Company terminates Executive’s employment for Cause during the Term, or Executive shall resign other than with Good Reason during the Term, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination. Outstanding equity-based and other awards held by Executive as of the Date of Termination, if any, shall vest and (if applicable) become exercisable, and any restrictions shall expire, as provided in the award documents governing such awards.

c.Expiration of Term. If Executive’s employment ends because: (i) this Agreement is not renewed in accordance with Section 1; or (ii) the Renewal Period expires, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary, the benefit described in Section 6(a)(iii), and the timely payment or provision of Other Benefits, and this Agreement will be of no further force and effect, with the exception of Sections 7(c) and 9 through 18 (and any other provisions of this Agreement necessary for the interpretation or enforcement of the surviving Sections); provided, however, that if Executive’s employment ends because the Term expires due to non-renewal of the Term by the Company, then Executive shall also be entitled to the benefits described in Sections 6(a)(iv) through 6(a)(viii); provided that, within forty-five (45) days after the date of termination, Executive shall have executed the General Release and such General Release shall not have been revoked within the revocation period specified in the General Release. Accrued Salary shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination. Outstanding equity-based and other awards held by Executive as of the Date of Termination, if any, shall vest, and any restrictions shall expire, as provided in the governing award documents, except as otherwise expressly provided in the first sentence of this paragraph.

d.Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board and the boards of directors

Exhibit 10.1
of any Subsidiary on which he serves, and resignation as an officer of the Company and of any of the Subsidiaries for which he serves as an officer.

7.Protective Covenants.

a.Acknowledgments.

i.Condition of Employment and Other Consideration. Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement and further acknowledges that the Company would not employ or continue to employ him in the absence of his execution of and compliance with this Agreement.

ii.Access to Confidential Information, Relationships and Goodwill. Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

iii.Potential Unfair Competition. Executive acknowledges and agrees that, as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

iv.No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Company terminates, Executive possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

v.Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement

Exhibit 10.1
carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

b.Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

i.“Competitive Services” means the business of: (A) investing in, buying and/or selling commercial timberland; and/or (B) harvesting and selling timber and leasing the right to access land and harvest timber.

ii.“Confidential Information” means any and all data and information relating to the Company and/or any of its Subsidiaries, their activities, business or clients that: (A) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Company and/or any of its Subsidiaries; (B) has value to the Company and/or any of its Subsidiaries; and (C) is not generally known outside of the Company and/or its Subsidiaries. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to or concerning the Company and/or any of its Subsidiaries: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company and/or its Subsidiaries, but for which the nature, method or procedure for combining such information or materials is not generally known outside of the Company and/or its Subsidiaries. In addition to data and information relating to the Company and/or any of its Subsidiaries, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company and/or any of its Subsidiaries by such third party, and that the Company and/or the relevant Subsidiary has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or

Exhibit 10.1
any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company and/or any of its Subsidiaries.

iii.“Date of Termination” has the meaning given such term in Section 5(e) hereof.

iv.“Material Contact” means contact between Executive and a customer or potential customer of the Company: (A) with whom or which Executive has or had dealings on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by Executive; (C) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (D) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within the two (2) years preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable.

v.“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

vi.“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

vii.“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Company.

viii.“Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under his direction, during the period of his employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

Exhibit 10.1
ix.“Restricted Period” means any time during Executive’s employment with the Company, as well as two (2) years from the Date of Termination, provided, however, that if this Agreement is not renewed in accordance with Section 1 or if the Renewal Period expires, then no Restricted Period shall apply.

x.“Restricted Territory” means: (A) the area within one hundred fifty (150) miles from either: (1) the external boundary of any property owned by the Company; or (2) the location of any mills that the Company has supplied product to, in each case, during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable; and (B) any other territory where Executive is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable.

xi.“Restrictive Covenants” means the restrictive covenants contained in Section 7 hereof.

xii.“Termination” means the termination of Executive’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either Executive or the Company.

c.Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company or its affiliates, or reveal, divulge or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that, in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive. For the avoidance of doubt, Executive’s obligations under this Section 7(c) shall survive any termination of this Agreement and Executive’s employment hereunder. Nothing in this Agreement or elsewhere shall prevent Executive from: (i) cooperating with, or participating in, any investigation conducted by any

Exhibit 10.1
governmental agency; (ii) making truthful statements or disclosing documents and information: (x) to the extent reasonably necessary in connection with any litigation, arbitration or other proceeding involving his rights or obligations under this Agreement or otherwise; or (y) when required by law, legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order him to make such statements or to disclose or make accessible such documents and information; (iii) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction): (x) documents and information relating to his personal rights and obligations; and (y) his rolodex (and electronic equivalents); (iv) disclosing his post-employment restrictions and obligations, and any restrictions on his right to terminate his employment with the Company, in confidence, in connection with any potential new employment or business venture; (v) disclosing documents and information in confidence to his attorney(s), financial advisor(s), tax preparer(s) and other professional(s) for the purpose of securing professional advice; (vi) using and disclosing documents and information at the request of the Company or its attorneys and agents; or (vii) using and disclosing documents and information in connection with the good faith performance of his duties for the Company or any of its affiliates.

d.Non-Competition. Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly: (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person; or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that notwithstanding the foregoing, this subsection (d) shall not prohibit Executive from engaging in the following activities, as long as he continues to abide by all of his other obligations under the Restrictive Covenants: (A) teaching or research at an educational institution in the field of forestry or natural resources; (B) consulting on behalf of any person or entity that does not compete against any business of the Company, including, but not limited to, consulting within the forestry (including forest products) and/or the natural resources industries; (C) providing services for or on behalf of any forestry or natural resources trade organization; and (D) providing services to any state or federal agency involved in forestry or natural resources, including, but not limited to, the U.S. Forest Service. Executive acknowledges that the Restricted Territory is reasonable.

e.Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of engaging in, providing or selling Competitive Services.

Exhibit 10.1

f.Non-Interference with Other Business Relationships. Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, intentionally interfere with the Company’s or any of its Subsidiaries’ relationship with, or endeavor to divert or take away from the Company or any of its Subsidiaries, any Person who during the Term is or was a co-investor, co-developer, joint venturer, partner, vendor or other business relationship of the Company or any of its Subsidiaries.

g.Non-Recruitment of Employees and Independent Contractors. Executive agrees that, during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or independent contractor of the Company to terminate his/her engagement relationship with the Company or to enter into employment or an independent contractor engagement with Executive or any other Person.

h.Company Breaches. In the event that the Company or any of its affiliates breaches any of its material post-employment obligations to Executive, which breach is not cured within twenty (20) days after the Company receives notice from Executive describing the breach in reasonable detail and requesting cure, Executive’s obligations under Section 7(d) shall become null and void.

i.Non-Disparagement. Executive agrees to not disparage or make any derogatory, demeaning or untrue statements, orally or in writing, regarding the Company, or its Subsidiaries, affiliates or joint ventures, or their respective products, services, assets, businesses, agents, representatives, directors, officers, shareholders, members, partners, attorneys, managers, employees, vendors, successors or assigns, other than in connection with his good faith performance of his duties for the Company and its affiliates or as required by law. The Company agrees not to, and agrees to instruct its executive officers and directors not to, disparage or make any derogatory, demeaning or untrue statements, orally or in writing, regarding Executive, other than as required by law.

j.Proprietary Rights.

i.Ownership and Assignment of Protected Works. Executive agrees that any and all Protected Works are the sole property of the Company, and that no compensation in addition to Executive’s base salary is due to Executive for development or transfer of such Protected Works. Executive agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. Executive hereby assigns and agrees to assign all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the

Exhibit 10.1
Company without written permission from the Company and then only subject to the terms of such permission. Executive further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless: (a) the invention relates: (i) directly to the business of the Company; or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company. Executive likewise will not be obligated to assign to the Company any Protected Work that is conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of his employment with the Company. Similarly, Executive will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company.

i.No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

ii.Works Made for Hire. The Company and Executive acknowledge that, in the course of his employment with the Company, Executive may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after

Exhibit 10.1
normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Executive, and Executive shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

k.Return of Materials. Executive agrees that he will not retain, and will return to the Company (or, in the case of documents, information and files of which the Company has copies, destroy, unless the Company requests in writing that such documents be returned instead of destroyed) on or promptly following the Date of Termination, or promptly following any earlier request from the Board, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Executive received from or through his employment with the Company. Executive will not make, distribute or retain copies of any such information or property. Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company on or prior to the Date of Termination or at any other time the materials are requested by the Company or if Executive otherwise fails to comply with this provision.

l.Enforcement of Restrictive Covenants.

i.Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that, in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, then the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

Exhibit 10.1
ii.Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, then such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any portion of any of the Restrictive Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities or information covered is considered to be unreasonable in scope, then the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.

m.Existing Covenants. Executive represents and warrants that his employment with the Company does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

n.Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Agreement.

8.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its Subsidiaries and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its Subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or

Exhibit 10.1
action which the Company may have against Executive or others. In no event, shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10.Limitation of Benefits.

a.If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code (such parachute payments collectively referred to herein as the “Payments”) and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Payments after payment of the Excise Tax to; (ii) the Net Benefit to Executive if the Payments are reduced to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount under clause (ii) above, then the Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax (the “Reduced Amount”). “Net Benefit” shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes, all determined in accordance with Section 280G of the Code and the regulations thereunder. Any reduction made pursuant to this Section 10 shall be made in a manner determined by the Determination Firm (as defined below) that is consistent with the requirements of Section 409A, with the cash payments described in Sections 6(a)(ii), 6(a)(iii) and 6(a)(iv) being reduced first, in reverse chronological order, so that the latest payments are the first ones reduced.

b.All calculations and determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that a Payment is due to be made or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by CTT Employee. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder (x) will have been unnecessarily limited by this Section 10 (“Underpayment”), or (y) will

Exhibit 10.1
exceed the amount that should have been paid under this Section 10 (an “Overpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment or Overpayment that has occurred, and (x) any Underpayment shall be promptly paid by CTT Employee to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Applicable Rate”), but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises, and (y) any Overpayment shall be promptly repaid by Executive to CTT Employee, with interest at the Applicable Rate.

c.In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.Successors and Assigns.
a.This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.
b.This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company and any successor or assigns of the Company, including any Person acquiring, directly or indirectly, all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization or otherwise.
c.In the event of Executive’s death or a judicial determination of his incapacity, references in this Agreement to Executive shall be deemed, where appropriate, to be references to his estate, beneficiary(ies), heir(s), executor(s), or other legal representative(s).

12.Cooperation. Executive shall, upon the Company’s reasonable request, provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. For any such cooperation that occurs after the Date of Termination, CTT Employee shall compensate Executive at a rate of Executive’s Base Salary at the time of termination divided by 2,080 on a per hour basis for services provided, which payments shall be made on a monthly basis, and shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 12 at the request of the Company. If Executive is entitled to be reimbursed for any expenses under this Section 12, then the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s obligations under this Section 12, and Executive’s rights to payment or reimbursement of expenses pursuant to this Section 12, shall expire at the end of two (2) years after the Date of Termination and such rights shall not be subject to liquidation or exchange for another benefit.

Exhibit 10.1

13.Code Section 409A.

a.General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (collectively, “Section 409A of the Code”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive shall have no duties following the Date of Termination that are inconsistent with his having had a “separation from service”, for purposes of Section 409A of the Code, on or before such date.

b.Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” under Section 409A of the Code. This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

c.Six (6)-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined under Section 409A of the Code), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six (6)-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first (1st) day of the seventh (7th) month following Executive’s separation from

Exhibit 10.1
service (or, if Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

d.Treatment of Installment Payments. Each payment of termination benefits under Section 6 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

e.Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such sixty (60)-day period shall be accumulated and paid on the sixtieth (60th) day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, then the Company may elect to make or commence payment at any time during such period.

f.Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, without limitation, Section 4(e), and such payments or reimbursements are includible in Executive’s federal gross taxable income, then the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 4(e) shall be subject to liquidation or exchange for another benefit.

g.Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

h.Payroll Dates. Any payroll dates referenced in this Agreement refer to the Company’s payroll dates in effect as of the Effective Date and cannot be changed thereafter.

14.Bonus Recoupment Policy. Any cash incentive bonus, including any Annual Bonus, awarded to Executive by the Company shall be subject to the Company’s current Compensation Recoupment Policy, as in effect on December 31, 2020, as the same may be amended from time to time (provided that any such amendment applies to the Peer Executives generally) and also to any other compensation recoupment policy that the

Exhibit 10.1
Company may adopt from time to time that is applicable to the Company’s Peer Executives generally. The reduction, cancellation, forfeiture and recoupment rights associated with any equity-based award or similar award granted to Executive, if any, shall be as provided in any applicable Company Recoupment Policy and the award documents governing such award.

15.Indemnification; D&O Insurance. If Executive is made a party to, or reasonably anticipates being made a party to, any proceeding (whether formal, informal, investigative, or other, and including participation as a witness) by reason of, or in connection with, his service for the Company or any of its affiliates, then Executive shall be promptly indemnified and held harmless, to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities and losses he incurs in connection therewith or in connection with enforcing his rights under this Section 15, such indemnification to continue after Executive’s service to the Company and its affiliates has terminated. Executive shall, in addition, be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such proceeding, or in connection with seeking to enforce his rights under this Section 15, any such advancement to be made within fifteen (15) days after Executive gives written notice to the Company, accompanied by customary supporting documentation, requesting such advancement. Such notice shall include an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses under this Section 15. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, under any Company Arrangement or under applicable law). In addition to the foregoing, during the Term and for six (6) years thereafter, Executive shall be entitled to directors’ and officers’ liability insurance coverage that is no less favorable to Executive in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then provided to any other present or former director or officer of the Company.

16.Attorneys’ Fees. In the event of arbitration or litigation relating to this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and costs of arbitration or litigation, in addition to all other remedies available at law or in equity. If Executive is awarded the right to recover his reasonable attorneys’ fees and costs of arbitration or litigation under this Section 16, then the reimbursement of attorneys’ fees and costs of litigation shall be made within ten (10) business days following the date on which such rights are established.

17.Damages for Breach of Contract. In the event of any contest arising under or in connection with this Agreement, the parties agree that Executive shall not be required to wait until the expiration of the Term to pursue a claim for breach of this Agreement, and if Executive proves such breach, then CTT Employee shall pay Executive damages to which Executive is entitled, including, but not limited to, the Base Salary and other compensation owed to Executive under this Agreement through the end of the Term.

Exhibit 10.1
18.Miscellaneous.
a.Arbitration; Waiver of Jury Trial and Court Trial.

i.Subject only to Section 18(a)(ii), any dispute, controversy or claim between Executive and the Company arising out of, or relating to, this Agreement, Executive’s employment with the Company, or any termination thereof (each, a “Dispute”) will be finally settled by confidential arbitration in Atlanta, Georgia, in accordance with the then-existing Commercial Arbitration Rules and Mediation Procedures (the “AAA Rules”) (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association (the “AAA”). Any arbitration conducted under this Section 18(a) shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the AAA Rules and shall be conducted in accordance with the AAA Rules and the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning any Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to: (A) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator); and (B) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. Any award of the Arbitrator shall be reasoned, shall be rendered in writing, and shall (except as otherwise provided by law) be final and binding upon the disputing parties. Judgment upon any such award may be entered by any court described in Section 18(b). Subject to Section 16, in connection with any arbitration under this Section 18(a), each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Executive.

ii.Notwithstanding Section 18(a)(i), any party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Section 7; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 18(a).

iii.By entering into this Agreement and entering into the arbitration provisions of this Section 18(a), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

Exhibit 10.1

iv.Nothing in this Section 18(a) shall prohibit a party to this Agreement from: (A) instituting litigation to enforce any arbitration award; or (B) joining the other parties to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 18(a) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

b.Applicable Law; Forum Selection; Consent to Jurisdiction. The parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. With respect to any claim or dispute relating to, or arising out of, this Agreement, the parties hereby consent to the arbitration provisions of Section 18(a) and agree that the exclusive forum for any court action shall be the Superior Court of Fulton County, Georgia or United States District Court for the Northern District of Georgia, Atlanta Division. With respect to any such court action, the parties hereby: (i) irrevocably submit to the personal jurisdiction of such courts; (ii) consent to service of process; (iii) consent to venue; and (iv) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, service of process or venue. The parties further agree that the above-listed courts are convenient forums for any dispute that may arise herefrom, and that no party shall raise as a defense that such courts are not convenient forums.

c.Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

d.Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

e.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Exhibit 10.1

If to Executive:

Brian M. Davis
800 Mountain Creek Trace
Sandy Springs, Georgia 30328

With a copy (which shall not constitute notice to Executive) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 1002
Attn: Robert M. Sedgwick, Esq.

If to the Company: CatchMark Timber Trust, Inc. 5 Concourse Parkway Suite 2650 Atlanta, Georgia 30328 Attention: Chairman of the Board of Directors

or to such other address as Executive or the Company shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

f.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

g.Withholding. CTT Employee may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

h.Waivers. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

i.Entire Agreement. This Agreement (together with: any document governing the terms of any incentive award; any other document referred to in this Agreement, either generically or specifically; and any Company Arrangement under which Executive has accrued rights as of December 31, 2020) contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after January 1, 2021, shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement that the Executive is a party to or benefits from, the provisions of this Agreement shall control to the extent more favorable to Executive, unless Executive agrees in writing that the provisions of the other Company Arrangement control.

Exhibit 10.1
j.Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

k.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.REIT Guarantee. The REIT hereby unconditionally guarantees prompt payment of any all amounts due from CTT Employee, and prompt performance of all other obligations of CTT Employee, under this Agreement or any other Company Arrangement. Executive shall not be required to exhaust any remedies against CTT Employee before proceeding against REIT with respect to the payment of any amounts or the performance of any other obligations under this Agreement. The guarantee set forth in this section constitutes a guarantee of payment and performance when due and not of collection.

[Signature Page Follows.]

Exhibit 10.1

IN WITNESS WHEREOF, Executive has hereunto signed this Agreement and each of the REIT and CTT Employee have caused their respective duly authorized officers or agents to sign this Agreement, all as of the day and year first above written.

EXECUTIVE:

/s/ Brian M. Davis
BRIAN M. DAVIS

THE REIT:
CATCHMARK TIMBER TRUST, INC.

By: /s/ Mary E. McBride

Name: Mary E. McBride

Title: Independent Director & Chair of
Compensation Committee

CTT EMPLOYEE:
CTT EMPLOYEE, LLC

By: /s/ Ursula Godoy-Arbelaez

Name: Ursula Godoy-Arbelaez

Title: CFO, Senior Vice President and Treasurer

Exhibit 10.1

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (this “General Release”) is made and entered into as of the Effective Date, as defined in Section 8 hereof, by Brian M. Davis (“Executive”).

WITNESSETH:

WHEREAS, Executive’s employment with CTT Employee, LLC (“CTT Employee”), a Delaware limited liability company and an indirect subsidiary of CatchMark Timber Trust, Inc. (the “Company”), under the Employment Agreement, dated as of March 11, 2021, between CTT Employee and CatchMark Timber Trust, Inc., a Maryland corporation (the “REIT” and, together with CTT Employee, the “Company”) and Executive (the “Employment Agreement”) has terminated; and

WHEREAS, pursuant to the Employment Agreement, Executive is eligible to receive certain post-termination severance payments and related termination benefits, the receipt of which is expressly conditioned upon Executive’s execution of this General Release and substantial compliance with Section 7 of the Employment Agreement, in each case as more fully described in the Employment Agreement; and

WHEREAS, capitalized terms used but not defined in this General Release have the meanings ascribed to them in the Employment Agreement;

NOW, THEREFORE, in consideration of the Severance Benefits described in the Employment Agreement and other good and valuable consideration, Executive hereby agrees as follows:

1.Accrued Salary; Other Benefits. Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this General Release or that the Company has promised to cause CTT Employee to pay such wages and accrued benefits within thirty (30) days of the Date of Termination. Other than the Severance Benefits and the Preserved Rights (as defined below), Executive acknowledges and agrees that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave or any other reason. With the sole exception of the Severance Benefits and the Preserved Rights, this General Release is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter.

2.Severance Benefits. Executive acknowledges and agrees that, in consideration of Executive’s promises and the release of all claims and potential claims and covenant not to sue contained in this General Release, the Company will cause CTT Employee to pay or provide to Executive the Severance Benefits; provided, however, that the Company’s

Exhibit 10.1
obligation to cause CTT Employee to provide the Severance Benefits is specifically contingent upon Executive executing this General Release, not revoking this General Release pursuant to the terms of Section 8 hereof, and complying with the terms of Section 7 of the Employment Agreement, in each case as more fully described in the Employment Agreement. Executive acknowledges and agrees that the Severance Benefits have been negotiated and agreed upon voluntarily by Executive and the Company and represent a compromise providing value to Executive and the Company. Executive further acknowledges and agrees that the Severance Benefits exceed any and all actions, pay and benefits that the Company might otherwise have owed to Executive by law and that the Severance Benefits constitute good, valuable and sufficient consideration for Executive’s release of claims, and covenant not to sue, set forth herein.

3.General Release Of All Claims And Potential Claims and Covenant Not To Sue. In consideration of the Severance Benefits, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly preserved by this General Release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this General Release. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, , 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), and any and all other local, state and federal law claims arising under statute or common law. Executive further agrees that if anyone (including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way (other than with respect to the Severance Benefits or the Preserved Rights), then Executive waives any and all right and claim to financial recovery resulting from such claim or investigation. Notwithstanding the foregoing, this General Release shall not bar or release: (a) any claim to enforce Executive’s rights with respect to the Severance Benefits; (b) any claim for vested benefits that have vested as of the Date of Termination; (c) any claim to enforce Executive’s rights under the LTIP or any incentive award agreement entered into pursuant to the LTIP; (d) any rights to indemnification or advancement in connection with Executive’s service as an officer or director of the Company; or (e) any other claim arising under, or preserved by, the

Exhibit 10.1
Employment Agreement (clause (a) through (e) together, the “Preserved Rights”). Except as necessary to enforce the Preserved Rights and except to the extent that applicable law requires that Executive be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this General Release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. Notwithstanding anything in this General Release or elsewhere to the contrary, this General Release shall become null and void in the event that the Company or any of its affiliates materially breaches any of their material post-employment economic obligations to Executive, which breach has not been cured within twenty (20) days after Executive has given written notice to the Company describing the breach in reasonable detail and requesting cure. By signing this General Release, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this General Release that are based on claims released by this General Release, or that, if he has done so, he shall promptly withdraw such notices, claims, complaints, charges or lawsuits to the extent they are based on claims released by this General Release.

4.No Reemployment. Executive waives any right to employment with the Company or any subsidiary of the Company, agrees not to seek employment with the Company or any subsidiary of the Company at any time in the future, and agrees that any denial of employment by the Company or any subsidiary company of the Company is in keeping with the intent of this General Release and shall not be a legitimate basis for a cause of action by Executive.

5.Non-Admission of Liability and Acknowledgment of Reporting. Executive acknowledges and agrees that the fact that this General Release was offered is not and shall not in any way be construed as admissions by the Company or any Releasee that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Executive or to any other person or entity in any manner. Executive acknowledges that the Company and the Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person or entity. Executive affirms that he has reported to the Company in writing all compliance issues and possible violations of federal, state and local laws or regulations or Company policy of which he had knowledge during the term of his employment, if any. Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what he has previously disclosed to the Company in writing, if any.

6.Acknowledgment. Executive acknowledges that he has been advised by the Company to consult with an attorney prior to executing this General Release, and

Exhibit 10.1
Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this General Release before signing it, that he has read this General Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this General Release. Executive acknowledges and agrees that he fully understands that the General Release is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this General Release are those specifically contained in this General Release. Executive acknowledges and agrees that he is signing this General Release voluntarily, with the full intent of releasing the Company from all claims, to the extent set forth in this General Release.

7.Return of Materials. In further consideration of the Severance Benefits, Executive agrees to return, promptly following the Date of Termination, and except as otherwise provided in the Employment Agreement, all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, laptops, computers or other personal computing devices) and other things in his possession or control provided to him by the Company, created during his employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof.
8.Revocation and Effective Date. Executive acknowledges and agrees that he may revoke this General Release at will within seven (7) days after he executes this General Release by giving written notice of revocation to the Company. Such notice must be delivered to the Company in accordance with the notice provisions of the Employment Agreement, and must actually be received by the Company at or before the above-referenced seven (7)-day deadline. This General Release may not be revoked after the expiration of the seven (7)-day deadline. Assuming that Executive does not revoke this General Release within the revocation period described above, the effective date of this General Release (the “Effective Date”) shall be the eighth (8th) day following the date on which Executive executes this General Release.
9.Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to its conflict of law principles.

EXECUTIVE:

BRIAN M. DAVIS
Date: